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                                                                      EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-_______________ dated July 30, 2002) pertaining to the Cutler-Hammer de Puerto Rico Inc. Retirement Savings Plan of Eaton Corporation of our reports (a) dated January 21, 2002, with respect to the consolidated financial statements of Eaton Corporation included in its Annual Report (Form 10-K) and (b) dated June 13, 2002, with respect to the financial statements and schedules of the Cutler-Hammer de Puerto Rico Inc. Retirement Savings Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                                          /s/ERNST & YOUNG LLP


Cleveland, Ohio
July 22, 2002